Exhibit (j)(2)

                            [LETTERHEAD OF DECHERT]


September __, 2001


Financial Services Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

     Re: Pilgrim Financial Services Fund, Inc.
         (formerly Pilgrim Bank & Thrift Fund, Inc.)
         (File Nos. 333-33445 and 811-4504)

Dear Sirs:

     We hereby consent to all references to our firm in Post-Effective Amendment No. 13 to the Registration Statement of Pilgrim Financial Services Fund, Inc. (formerly Pilgrim Bank & Thrift Fund, Inc.). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert